SHARE EXCHANGE AGREEMENT

This Share Exchange Agreement, dated as of November 9, 2012 (this “Agreement”) is by and among Ilustrato Pictures Ltd., a British Columbia corporation (“ILLU”), all the stockholders of ILLU as outlined in Schedule I to this Agreement (the “ILLU Shareholders”), and Superior Venture Corp., a Nevada corporation (“SVEN”).

WHEREAS, the ILLU Shareholders own 100% of the issued and outstanding ordinary shares of ILLU;

WHEREAS, (i) the ILLU Shareholders and ILLU believe it is in their best interests to exchange four (4) shares of ILLU, which comprises 100% of the issued and outstanding ordinary shares of ILLU (the “ILLU Shares”), for 60,000,000 newly-issued shares of common stock, $0.001 par value per share, of SVEN (the “SVEN Common Stock”), as set forth on Schedule I hereto (the “SVEN Shares”), and (ii) SVEN believes it is in its best interest and the best interest of its stockholders to acquire the ILLU Shares in exchange for the SVEN Shares, all upon the terms and subject to the conditions set forth in this Agreement (the “Share Exchange”); and

WHEREAS, it is the intention of the parties that: (i) the Share Exchange shall qualify as a tax-free reorganization under Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the “Code”); and (ii) the Share Exchange shall qualify as a transaction in securities exempt from registration or qualification under the Securities Act of 1933, as amended and in effect on the date of this Agreement (the “Securities Act”); and

NOW, THEREFORE, in consideration of the mutual terms, conditions and other agreements set forth herein, the parties hereto agree as follows:

ARTICLE I

EXCHANGE OF ILLU SHARES FOR SVEN SHARES

Section 1.1  Agreement to Exchange ILLU Shares for SVEN Shares. On the Closing Date (as hereinafter defined) and upon the terms and subject to the conditions set forth in this Agreement, the ILLU Shareholders shall assign, transfer, convey and deliver the ILLU Shares to SVEN.  In consideration and exchange for the ILLU Shares, SVEN shall issue, transfer, convey and deliver the SVEN Shares to the ILLU Shareholders.

Section 1.2  Closing and Actions at Closing. The closing of the Share Exchange (the “Closing”) shall take place remotely via the exchange of documents and signatures at 10:00 a.m. Pacific Time on the day the conditions to closing set forth in Articles V and VI herein have been satisfied or waived, or at such other time and date as the parties hereto shall agree in writing (the “Closing Date”).

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SVEN

SVEN represents, warrants and agrees that all of the statements in the following subsections of this Article II are true and complete as of the date hereof.

Section 2.1  Corporate Organization

A.                   SVEN is a corporation duly organized, validly existing and in good standing under the laws of Nevada, and has all requisite corporate power and authority to own its properties and assets and governmental licenses, authorizations, consents and approvals to conduct its business as now conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its activities makes such qualification and being in good standing necessary, except where the failure to be so qualified and in good standing will not have a Material Adverse Effect on the activities, business, operations, properties, assets, condition or results of operation of SVEN. “Material Adverse Effect” means, when used with respect to SVEN, any event, occurrence, fact, condition, change or effect, which, individually or in the aggregate, would reasonably be expected to be materially adverse to the business, operations, properties, assets, condition (financial or otherwise), or operating results of SVEN, or materially impair the ability of SVEN to perform its obligations under this Agreement, excluding any change, effect or circumstance resulting from (i) the announcement, pendency or consummation of the transactions contemplated by this Agreement, or (ii) changes in the United States securities markets generally.

B.  Copies of the articles of incorporation and by-laws of SVEN with all amendments thereto, as of the date hereof (the “SVEN Charter Documents”), have been furnished to the ILLU Shareholders and to ILLU, and such copies are accurate and complete as of the date hereof. The minute books of SVEN are current as required by law, contain the minutes of all meetings of the SVEN Board and stockholders of SVEN from its date of incorporation to the date of this Agreement, and adequately reflect all material actions taken by the SVEN Board and stockholders of SVEN. SVEN is not in violation of any of the provisions of the SVEN Charter Documents.

Section 2.2  Capitalization of SVEN.

A.  The authorized capital stock of SVEN consists of five hundred and fifty million (550,000,000) shares, 545,000,000 shares authorized as Common Stock, par value $0.001, and 5,000,000 shares authorized as Preferred Stock, par value $0.001, of which 507,850,000 shares of common stock are issued and outstanding, and no shares of preferred stock are issued and outstanding immediately prior to this Share Exchange.

B.  All of the issued and outstanding shares of Common Stock of SVEN immediately prior to this Share Exchange are, and all shares of Common Stock of SVEN when issued in accordance with the terms hereof will be, duly authorized, validly issued, fully paid and non-assessable, have been issued in compliance with all applicable U.S. federal and state securities laws and state corporate laws, and have been issued free of preemptive rights of any security holder. Except with respect to securities to be issued to the ILLU Shareholders pursuant to the terms hereof, as of the date of this Agreement, there are no outstanding or authorized options, warrants, agreements, commitments, conversion rights, preemptive rights or other rights to subscribe for, purchase or otherwise acquire or receive any shares of SVEN’s capital stock, nor are there or will there be any outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights, pre-emptive rights or rights of first refusal with respect to SVEN or any Common Stock, or any voting trusts, proxies or other agreements, understandings or restrictions with respect to the voting of SVEN’s capital stock. There are no registration or anti-dilution rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreement or understanding to which SVEN is a party or by which it is bound with respect to any equity security of any class of SVEN. SVEN is not a party to, and it has no knowledge of, any agreement restricting the transfer of any shares of the capital stock of SVEN.  The issuance of all of the shares of SVEN described in this Section 2.2 have been, or will be, as applicable, in compliance with U.S. federal and state securities laws and state corporate laws and no stockholder of SVEN has any right to rescind or bring any other claim against SVEN for failure to comply with the Securities Act of 1933, as amended (the “Securities Act”), or state securities laws.

C. There are no outstanding contractual obligations (contingent or otherwise) of SVEN to retire, repurchase, redeem or otherwise acquire any outstanding shares of capital stock of, or other ownership interests in, SVEN or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other person.

Section 2.3 Subsidiaries and Equity Investments. SVEN does not directly or indirectly own any capital stock or other securities of, or any beneficial ownership interest in, or hold any equity or similar interest, or have any investment in any corporation, limited liability company, partnership, limited partnership, joint venture or other company, person or other entity.

Section 2.4 Authorization, Validity and Enforceability of Agreements. SVEN has all corporate power and authority to execute and deliver this Agreement and all agreements, instruments and other documents to be executed and delivered in connection with the transactions contemplated by this Agreement to perform its obligations hereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by SVEN and the consummation by SVEN of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action of SVEN, and no other corporate proceedings on the part of SVEN are necessary to authorize this Agreement or to consummate the transactions contemplated hereby and thereby. This Agreement constitutes the valid and legally binding obligation of SVEN and is enforceable in accordance with its terms, except as such enforcement may be limited by general equitable principles, or by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors rights generally. SVEN does not need to give any notice to, make any filings with, or obtain any authorization, consent or approval of any government or governmental agency or other person in order for it to consummate the transactions contemplated by this Agreement, other than filings that may be required or permitted under states securities laws, the Securities Act and/or the Exchange Act resulting from the issuance of the SVEN Shares or securities in connection with the Private Placement.

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Section 2.5  No Conflict or Violation. Neither the execution and delivery of this Agreement by SVEN, nor the consummation by SVEN of the transactions contemplated hereby will: (i) contravene, conflict with, or violate any provision of the SVEN Charter Documents; (ii) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency, court, administrative panel or other tribunal to which SVEN is subject, (iii) conflict with, result in a breach of, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which SVEN is a party or by which it is bound, or to which any of its assets or properties are subject; or (iv) result in or require the creation or imposition of any encumbrance of any nature upon or with respect to any of SVEN’s assets, including without limitation the SVEN Shares.

Section 2.6  Agreements. Except as disclosed on documents filed with the Securities and Exchange Commission (the “Commission”), SVEN is not a party to or bound by any contracts, including, but not limited to, any:

A.  employment, advisory or consulting contract;

B.  plan providing for employee benefits of any nature, including any severance payments;

C.  lease with respect to any property or equipment;

D.  contract, agreement, understanding or commitment for any future expenditure in excess of $5,000 in the aggregate;

E.  contract or commitment pursuant to which it has assumed, guaranteed, endorsed, or otherwise become liable for any obligation of any other person, entity or organization; or

F.  agreement with any person relating to the dividend, purchase or sale of securities, that has not been settled by the delivery or payment of securities when due, and which remains unsettled upon the date of this Agreement, except with respect to the SVEN Shares or the securities to be issued pursuant to the Securities Purchase Agreement.

SVEN has provided to ILLU and the ILLU Shareholders, prior to the date of this Agreement, true, correct and complete copies of each contract (whether written or oral), including each amendment, supplement and modification thereto (the “SVEN Contracts”).  The Company shall satisfy all liabilities due under the SVEN Contracts as of the date of Closing.  All such liabilities shall be satisfied or released at or prior to Closing.  Any amounts accrued post-Closing shall be the sole responsibility of ILLU.

Section 2.7  Litigation. There is no action, suit, proceeding or investigation (“Action”) pending or, to the knowledge of SVEN, currently threatened against SVEN or any of its affiliates, that may affect the validity of this Agreement or the right of SVEN to enter into this Agreement or to consummate the transactions contemplated hereby or thereby. There is no Action pending or, to the knowledge of SVEN, currently threatened against SVEN or any of its affiliates, before any court or by or before any governmental body or any arbitration board or tribunal, nor is there any judgment, decree, injunction or order of any court, governmental department, commission, agency, instrumentality or arbitrator against SVEN or any of its affiliates. Neither SVEN nor any of its affiliates is a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no Action by SVEN or any of its affiliates relating to SVEN currently pending or which SVEN or any of its affiliates intends to initiate.

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Section 2.8  Compliance with Laws. SVEN has been and is in compliance with, and has not received any notice of any violation of any, applicable law, order, ordinance, regulation or rule of any kind whatsoever, including without limitation the Securities Act, the Exchange Act, the applicable rules and regulations of the SEC or the applicable securities laws and rules and regulations of any state.

Section 2.9  Financial Statements; SEC Filings.

A.  SVEN’s financial statements (the “Financial Statements”) contained in its periodic reports filed with the SEC have been prepared in accordance with generally accepted accounting principles applicable in the United States of America (“U.S. GAAP”) applied on a consistent basis throughout the periods indicated, except that those Financial Statements that are not audited do not contain all footnotes required by U.S. GAAP. The Financial Statements fairly present the financial condition and operating results of SVEN as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments. SVEN has no material liabilities (contingent or otherwise). SVEN is not a guarantor or indemnitor of any indebtedness of any other person, entity or organization. SVEN maintains a standard system of accounting established and administered in accordance with U.S. GAAP.

B. SVEN has timely made all filings with the SEC that it has been required to make under the Securities Act and the Exchange Act (the “Public Reports”). Each of the Public Reports has complied in all material respects with the applicable provisions of the Securities Act, the Exchange Act, and the Sarbanes/Oxley Act of 2002 (the “Sarbanes/Oxley Act”) and/or regulations promulgated thereunder. None of the Public Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein not misleading. There is no event, fact or circumstance that would cause any certification signed by any officer of SVEN in connection with any Public Report pursuant to the Sarbanes/Oxley Act to be untrue, inaccurate or incorrect in any respect. There is no revocation order, suspension order, injunction or other proceeding or law affecting the trading of SVEN’s Common Stock, it being acknowledged that none of SVEN’s securities are approved or listed for trading on any exchange or quotation system.

Section 2.10  Books, Financial Records and Internal Controls. All the accounts, books, registers, ledgers, SVEN Board minutes and financial and other records of whatsoever kind of SVEN have been fully, properly and accurately kept and completed; there are no material inaccuracies or discrepancies of any kind contained or reflected therein; and they give and reflect a true and fair view of the financial, contractual and legal position of SVEN. SVEN maintains a system of internal accounting controls sufficient, in the judgment of SVEN, to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate actions are taken with respect to any differences.

Section 2.11  Employee Benefit Plans. SVEN does not have any “Employee Benefit Plan” as defined in the U.S. Employee Retirement Income Security Act of 1974 or similar plans under any applicable laws.

Section 2.12  No Debt Obligations. Upon the Closing Date, SVEN will have no debt, obligations or liabilities of any kind whatsoever other than with respect to the transactions contemplated hereby. SVEN is not a guarantor of any indebtedness of any other person, entity or corporation.

Section 2.13  No Broker Fees. No brokers, finders or financial advisory fees or commissions will be payable by or to SVEN or any of their affiliates with respect to the transactions contemplated by this Agreement.

Section 2.14  No Disagreements with Accountants and Lawyers. There are no disagreements of any kind presently existing, or anticipated by SVEN to arise, between SVEN and any accountants and/or lawyers formerly or presently engaged by SVEN. SVEN is current with respect to fees owed to its accountants and lawyers.

Section 2.15 Disclosure. This Agreement and any certificate attached hereto or delivered in accordance with the terms hereby by or on behalf of SVEN in connection with the transactions contemplated by this Agreement do not contain any untrue statement of a material fact or omit any material fact necessary in order to make the statements contained herein and/or therein not misleading.

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Section 2.16 Absence of Undisclosed Liabilities. Since the date of the filing of its quarterly report on Form 10-Q for the quarter ended July 31, 2012, except as specifically disclosed in the Public Reports: (A) there has been no event, occurrence or development that has resulted in or could result in a Material Adverse Effect; (B) SVEN has not incurred any liabilities, obligations, claims or losses, contingent or otherwise, including debt obligations, other than professional fees; (C) SVEN has not declared or made any dividend or distribution of cash or property to its shareholders, purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, or issued any equity securities other than with respect to transactions contemplated hereby; (D) SVEN has not made any loan, advance or capital contribution to or investment in any person or entity; (E) SVEN has not discharged or satisfied any lien or encumbrance or paid any obligation or liability (absolute or contingent), other than current liabilities paid in the ordinary course of business; (F) SVEN has not suffered any substantial losses or waived any rights of material value, whether or not in the ordinary course of business, or suffered the loss of any material amount of prospective business; and (G) except for the Share Exchange, SVEN has not entered into any other transaction other than in the ordinary course of business, or entered into any other material transaction, whether or not in the ordinary course of business.

Section 2.17  No Integrated Offering. SVEN does not have any registration statement pending before the Commission or currently under the Commission’s review and since the execution of this Agreement, except as contemplated under this Agreement, SVEN has not offered or sold any of its equity securities or debt securities convertible into shares of Common Stock.

Section 2.18  Employees.

A.  SVEN has no employees.

B.  Other than Brian Hammond and Harry Sutherland, SVEN does not have any officers or directors. No director or officer of SVEN is a party to, or is otherwise bound by, any contract (including any confidentiality, non-competition or proprietary rights agreement) with any other person that in any way adversely affects or will materially affect (a) the performance of her duties as a director or officer of SVEN or (b) the ability of SVEN to conduct its business.

Section 2.19  No Undisclosed Events or Circumstances. No event or circumstance has occurred or exists with respect to SVEN or its respective businesses, properties, prospects, operations or financial condition, which, under applicable law, rule or regulation, requires public disclosure or announcement by SVEN but which has not been so publicly announced or disclosed. SVEN has not provided to ILLU, or the ILLU Shareholders, any material non-public information or other information which, according to applicable law, rule or regulation, was required to have been disclosed publicly by SVEN but which has not been so disclosed, other than with respect to the transactions contemplated by this Agreement and/or the Private Placement.

Section 2.20 Disclosure. This Agreement and any certificate attached hereto or delivered in accordance with the terms hereof by or on behalf of SVEN or any of the SVEN Controlling Stockholders in connection with the transactions contemplated by this Agreement, when taken together, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained herein and/or therein not misleading.

Section 2.21  No Assets or Real Property. Except as set forth on the most recent Financial Statements, SVEN does not have any assets of any kind.  SVEN does not own or lease any real property.

Section 2.22  Interested Party Transactions.  Except as disclosed on Schedule 2.22 and in Public Reports, no officer, director or shareholder of SVEN or any affiliate or “associate” (as such term is defined in Rule 405 of the Commission under the Securities Act) of any such person or entity, has or has had, either directly or indirectly, (a) an interest in any person or entity which (i) furnishes or sells services or products which are furnished or sold or are proposed to be furnished or sold by SVEN, or (ii) purchases from or sells or furnishes to, or proposes to purchase from, sell to or furnish SVEN any goods or services; or (b) a beneficial interest in any contract or agreement to which SVEN is a party or by which it may be bound or affected.

Section 2.23  Intellectual Property. Except as in documents filed with the Commission, SVEN does not own, use or license any intellectual property in its business as presently conducted.

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ARTICLE III

REPRESENTATIONS AND WARRANTIES OF ILLU

ILLU represents, warrants and agrees that all of the statements in the following subsections of this Article III, pertaining to ILLU, are true and complete as of the date hereof.

Section 3.1  Incorporation. ILLU is a company duly incorporated, validly existing, and in good standing under the laws of British Columbia, Canada and has the corporate power and is duly authorized under all applicable laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted.  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of ILLU’s Articles of Incorporation or bylaws.  ILLU has taken all actions required by law, its Articles of Incorporation or bylaws, or otherwise to authorize the execution and delivery of this Agreement.  ILLU has full power, authority, and legal capacity and has taken all action required by law, its Articles of Incorporation or bylaws, and otherwise to consummate the transactions herein contemplated.

Section 3.2  Authorized Shares. The number of shares which ILLU is authorized to issue is unlimited with no par value.  There are 4 shares of common stock issued and outstanding.  The issued and outstanding shares are validly issued, fully paid, and non-assessable and not issued in violation of the preemptive or other rights of any person.

Section 3.3  Subsidiaries and Predecessor Corporations.  ILLU does not directly or indirectly own any capital stock or other securities of, or any beneficial ownership interest in, or hold any equity or similar interest, or have any investment in any corporation, limited liability company, partnership, limited partnership, joint venture or other company, person or other entity.

Section 3.4  Financial Statements. ILLU has kept all books and records since inception and such audited financial statements have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved. The balance sheets are true and accurate and present fairly as of their respective dates the financial condition of ILLU.  As of the date of such balance sheets, except as and to the extent reflected or reserved against therein, ILLU had no liabilities or obligations (absolute or contingent) which should be reflected in the balance sheets or the notes thereto prepared in accordance with generally accepted accounting principles, and all assets reflected therein are properly reported and present fairly the value of the assets of ILLU, in accordance with generally accepted accounting principles. The statements of operations, stockholders’ equity and cash flows reflect fairly the information required to be set forth therein by generally accepted accounting principles.

ILLU has duly and punctually paid all governmental fees and taxation which it has become liable to pay and has duly allowed for all taxation reasonably foreseeable and is under no liability to pay any penalty or interest in connection with any claim for governmental fees or taxation and ILLU has made any and all proper declarations and returns for taxation purposes and all information contained in such declarations and returns is true and complete and full provision or reserves have been made in its financial statements for all Governmental fees and taxation.

The books and records, financial and otherwise, of ILLU are, in all material aspects, complete and correct and have been maintained in accordance with good business and accounting practices.

All of ILLU’s assets are reflected on its financial statements, and ILLU has no material liabilities, direct or indirect, matured or unmatured, contingent or otherwise.

Section 3.5  Information. The information concerning ILLU set forth in this Agreement is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

Section 3.6  Absence of Certain Changes or Events. Since September 19, 2012, (a) there has not been any material adverse change in the business, operations, properties, assets, or condition (financial or otherwise) of ILLU; and (b) ILLU has not (i) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its shares; (ii) made any material change in its method of management, operation or accounting, (iii) entered into any other material transaction other than sales in the ordinary course of its business; or (iv) made any increase in or adoption of any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with its officers, directors, or employees; and

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Section 3.7  Litigation and Proceedings. There are no actions, suits, proceedings, or investigations pending or, to the knowledge of ILLU after reasonable investigation, threatened by or against  ILLU or affecting ILLU or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind.  ILLU does not have any knowledge of any material default on its part with respect to any judgment, order, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality or of any circumstances

Section 3.8  No Conflict With Other Instruments. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of any indenture, mortgage, deed of trust, or other material agreement, or instrument to which ILLU is a party or to which any of its assets, properties or operations are subject.

Section 3.9  Compliance With Laws and Regulations. To the best of its knowledge, ILLU has complied with all applicable statutes and regulations of any federal, state, or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of ILLU or except to the extent that noncompliance would not result in the occurrence of any material liability for ILLU.  This compliance includes, but is not limited to, the filing of all reports to date with federal and state securities authorities.

Section 3.10  Approval of Agreement. The Board of Directors of ILLU has authorized the execution and delivery of this Agreement by ILLU and has approved this Agreement and the transactions contemplated hereby.

Section 3.11 Valid Obligation. This Agreement and all agreements and other documents executed by ILLU in connection herewith constitute the valid and binding obligation of ILLU, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF ILLU SHAREHOLDERS

The ILLU Shareholders hereby represents and warrants to SVEN:

Section 4.1 Authority. The ILLU Shareholders have the right, power, authority and capacity to execute and deliver this Agreement to which the ILLU Shareholders is a party, to consummate the transactions contemplated by this Agreement to which the ILLU Shareholders is a party, and to perform the ILLU Shareholders’ obligations under this Agreement to which the ILLU Shareholders is a party. This Agreement has been duly and validly authorized and approved, executed and delivered by the majority of ILLU Shareholders. Assuming this Agreement has been duly and validly authorized, executed and delivered by the parties thereto other than the ILLU Shareholders, this Agreement is duly authorized, executed and delivered by the ILLU Shareholders and constitutes the legal, valid and binding obligation of the ILLU Shareholders, enforceable against the ILLU Shareholders in accordance with their respective terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar Laws affecting the enforcement of creditors rights generally.

Section 4.2  No Conflict. Neither the execution or delivery by the ILLU Shareholders of this Agreement to which the ILLU Shareholders is a party nor the consummation or performance by the ILLU Shareholders of the transactions contemplated hereby or thereby will, directly or indirectly, (a) contravene, conflict with, or result in a violation of any provision of the organizational documents of the ILLU Shareholders (if the ILLU Shareholders is not a natural person); (b) contravene, conflict with, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, any agreement or instrument to which the ILLU Shareholders is a party or by which the properties or assets of the ILLU Shareholders are bound; or (c) contravene, conflict with, or result in a violation of, any Law or Order to which the ILLU Shareholders, or any of the properties or assets of the ILLU Shareholders, may be subject.

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Section 4.3  Litigation. There is no pending Action against the ILLU Shareholders that involves the ILLU Shares or that challenges, or may have the effect of preventing, delaying or making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement or the business of ILLU and, to the knowledge of the ILLU Shareholders, no such Action has been threatened, and no event or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Action.

Section 4.4  Acknowledgment. The ILLU Shareholders understands and agrees that the SVEN Shares to be issued pursuant to this Agreement have not been registered under the Securities Act or the securities laws of any state of the U.S. and that the issuance of the SVEN Shares is being effected in reliance upon an exemption from registration afforded either under Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering or Regulation D promulgated thereunder or Regulation S for offers and sales of securities outside the U.S.

Section 4.5  Stock Legends. The ILLU Shareholders hereby agrees with SVEN as follows:

A.  Securities Act Legend Accredited Investors. The certificates evidencing the SVEN Shares issued to the ILLU Shareholders will bear the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, IN WHICH CASE THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, OR (3) IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S PROMULGATED UNDER THE SECURITIES ACT, AND BASED ON AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT THE PROVISIONS OF REGULATION S HAVE BEEN SATISFIED.

B.  Other Legends. The certificates representing such SVEN Shares, and each certificate issued in transfer thereof, will also bear any other legend required under any applicable law, including, without limitation, any U.S. state corporate and state securities law, or contract.

C.  Opinion. The ILLU Shareholders shall not transfer any or all of the SVEN Shares pursuant to Rule 144, under the Securities Act, Regulation S or absent an effective registration statement under the Securities Act and applicable state securities law covering the disposition of the SVEN Shares, without first providing SVEN with an opinion of counsel (which counsel and opinion are reasonably satisfactory to the SVEN) to the effect that such transfer will be made in compliance with Rule 144, under the Securities Act, Regulation S or will be exempt from the registration and the prospectus delivery requirements of the Securities Act and the registration or qualification requirements of any applicable U.S. state securities laws.

Section 4.6  Ownership of Shares. The ILLU Shareholders are both the record and beneficial owner of the ILLU Shares. The ILLU Shareholders is not the record or beneficial owner of any other shares of ILLU. The ILLU Shareholders has and shall transfer at the Closing, good and marketable title to the ILLU Shares, free and clear of all liens, claims, charges, encumbrances, pledges, mortgages, security interests, options, rights to acquire, proxies, voting trusts or similar agreements, restrictions on transfer or adverse claims of any nature whatsoever, excepting only restrictions on future transfers imposed by applicable law.

Section 4.7  Pre-emptive Rights. At Closing, no ILLU Shareholders has any pre-emptive rights or any other rights to acquire any shares of ILLU that have not been waived or exercised.

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ARTICLE V

CONDITIONS TO OBLIGATIONS OF ILLU AND THE ILLU SHAREHOLDERS

The obligations of ILLU and the ILLU Shareholders to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by ILLU and the ILLU Shareholders at their sole discretion:

Section 5.1  Representations and Warranties of SVEN. All representations and warranties made by SVEN in this Agreement shall be true and correct in all material respects on and as of the Closing Date, except insofar as the representations and warranties relate expressly and solely to a particular date or period, in which case, subject to the limitations applicable to the particular date or period, they will be true and correct in all material respects on and as of the Closing Date with respect to such date or period.

Section 5.2  Agreements and Covenants. SVEN shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with on or prior to the Closing Date.

Section 5.3  Consents and Approvals. All consents, waivers, authorizations and approvals of any governmental or regulatory authority, domestic or foreign, and of any other person, firm or corporation, required in connection with the execution, delivery and performance of this Agreement shall be in full force and effect on the Closing Date.

Section 5.4  No Violation of Orders. No preliminary or permanent injunction or other order issued by any court or governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any government or governmental or regulatory authority, which declares this Agreement invalid in any respect or prevents the consummation of the transactions contemplated hereby, or which materially and adversely affects the assets, properties, operations, prospects, net income or financial condition of SVEN shall be in effect; and no action or proceeding before any court or governmental or regulatory authority, domestic or foreign, shall have been instituted or threatened by any government or governmental or regulatory authority, domestic or foreign, or by any other person, or entity which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement.

Section 5.5  Other Closing Documents. ILLU shall have received such certificates, instruments and documents in confirmation of the representations and warranties of SVEN, SVEN’s performance of its obligations hereunder, and/or in furtherance of the transactions contemplated by this Agreement as the ILLU Shareholders and/or their respective counsel may reasonably request.

Section 5.6  Documents. SVEN must have caused the following documents to be delivered to ILLU and the ILLU Shareholder:

A.  share certificates evidencing the SVEN Shares registered in the name of the ILLU Shareholders;

B.  a Secretary’s Certificate, dated the Closing Date, certifying attached copies of (A) the SVEN Charter Documents, (B) the resolutions of the SVEN Board approving this Agreement and the transactions contemplated hereby and thereby; and (C) the incumbency of each authorized officer of SVEN signing this Agreement to which SVEN is a party;

C. an Officer’s Certificate, dated the Closing Date, certifying as to Sections 5.1, 5.2, 5.3, 5.4, 5.7, and 5.8.

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D.  a Certificate of Good Standing of SVEN, dated as of a date not more than five business days prior to the Closing Date;

E.  this Agreement is duly executed;

F. any and all amendment to the Articles of Incorporation;

G.                  such other documents as ILLU may reasonably request for the purpose of (A) evidencing the accuracy of any of the representations and warranties of SVEN, (B) evidencing the performance of, or compliance by SVEN with any covenant or obligation required to be performed or complied with by SVEN, (C) evidencing the satisfaction of any condition referred to in this Article V, or (D) otherwise facilitating the consummation or performance of any of the transactions contemplated by this Agreement.

Section 5.7  Cancellation of Shares.  Immediately following the issuance of the shares of Common Stock to the ILLU Shareholders, Brian Hammond shall irrevocably cancel 175,000,000 shares of the 275,000,000 SVEN Common Stock he owns.  Evidence of such cancellation shall be delivered to ILLU. In exchange for this cancellation Mr. Hammond shall receive a one year unsecured 10% Promissory note for $20,000.00, substantially in the form attached hereto as Exhibit A.

Section 5.8  No Material Adverse Effect.  There shall not have been any event, occurrence or development that has resulted in or could result in a Material Adverse Effect on or with respect to SVEN.

ARTICLE VI

CONDITIONS TO OBLIGATIONS OF SVEN

The obligations of SVEN to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by SVEN in its sole discretion:

Section 6.1  Representations and Warranties of ILLU and the ILLU Shareholders. All representations and warranties made by ILLU and the ILLU Shareholders on behalf of themselves individually in this Agreement shall be true and correct on and as of the Closing Date except insofar as the representation and warranties relate expressly and solely to a particular date or period, in which case, subject to the limitations applicable to the particular date or period, they will be true and correct in all material respects on and as of the Closing Date with respect to such date or period.

Section 6.2  Agreements and Covenants. ILLU and the ILLU Shareholders shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by each of them on or prior to the Closing Date.

Section 6.3  Consents and Approvals. All consents, waivers, authorizations and approvals of any governmental or regulatory authority, domestic or foreign, and of any other person, firm or corporation, required in connection with the execution, delivery and performance of this Agreement, shall have been duly obtained and shall be in full force and effect on the Closing Date.

Section 6.4  No Violation of Orders. No preliminary or permanent injunction or other order issued by any court or other governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any government or governmental or regulatory authority, domestic or foreign, that declares this Agreement invalid or unenforceable in any respect or which prevents the consummation of the transactions contemplated hereby, or which materially and adversely affects the assets, properties, operations, prospects, net income or financial condition of ILLU shall be in effect; and no action or proceeding before any court or government or regulatory authority, domestic or foreign, shall have been instituted or threatened by any government or governmental or regulatory authority, domestic or foreign, or by any other person, or entity which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement.

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Section 6.5  Other Closing Documents. SVEN shall have received such certificates, instruments and documents in confirmation of the representations and warranties of ILLU and the ILLU Shareholders, the performance of ILLU and the ILLU Shareholders’ respective obligations hereunder and/or in furtherance of the transactions contemplated by this Agreement as SVEN or its counsel may reasonably request.

Section 6.6  Documents. ILLU and the ILLU Shareholders must deliver to SVEN at the Closing:

A.                   share certificates evidencing the number of ILLU Shares, along with executed share transfer forms transferring such ILLU Shares to SVEN;

B.                   this Agreement to which the ILLU and the ILLU Shareholders is a party, duly executed;

C.                   such other documents as SVEN may reasonably request for the purpose of (A) evidencing the accuracy of any of the representations and warranties of the ILLU and the ILLU Shareholders , (B) evidencing the performance of, or compliance by ILLU and the ILLU Shareholders with, any covenant or obligation required to be performed or complied with by ILLU and the ILLU Shareholders, as the case may be, (C) evidencing the satisfaction of any condition referred to in this Article VI, or (D) otherwise facilitating the consummation or performance of any of the transactions contemplated by this Agreement.

Section 6.7  No Claim Regarding Stock Ownership or Consideration. There must not have been made or threatened by any Person, any claim asserting that such Person (a) is the holder of, or has the right to acquire or to obtain beneficial ownership of the ILLU Shares, or any other stock, voting, equity, or ownership interest in, ILLU, or (b) is entitled to all or any portion of the SVEN Shares.

ARTICLE VII

POST-CLOSING AGREEMENTS

Section 7.1  SEC Documents. From and after the Closing Date, in the event the SEC notifies SVEN of its intent to review any Public Report filed prior to the Closing Date or SVEN receives any oral or written comments from the SEC with respect to any Public Report filed prior to the Closing Date, SVEN shall promptly notify the SVEN Controlling Stockholders and the SVEN Controlling Stockholders shall reasonably cooperate with SVEN in responding to any such oral or written comments.

ARTICLE VIII

INDEMNIFICATION

Section 8.1 Survival of Provisions. The respective representations, warranties, covenants and agreements of each of the parties to this Agreement (except covenants and agreements which are expressly required to be performed and are performed in full on or before the Closing Date) shall expire on the first day of the one-year anniversary of the Closing Date (the “Survival Period”). The right to indemnification, payment of damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of damages, or other remedy based on such representations, warranties, covenants, and obligations.

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Section 8.2  Indemnification.

A.                   Indemnification Obligations in favor of the Controlling Stockholders of SVEN. From and after the Closing Date until the expiration of the Survival Period, ILLU shall reimburse and hold harmless the SVEN Controlling Stockholder (each such person and his heirs, executors, administrators, agents, successors and assigns is referred to herein as a “SVEN Indemnified Party”) against and in respect of any and all damages, losses, settlement payments, in respect of deficiencies, liabilities, costs, expenses and claims suffered, sustained, incurred or required to be paid by any SVEN Indemnified Party, and any and all actions, suits, claims, or legal, administrative, arbitration, governmental or other procedures or investigation against any SVEN Indemnified Party, which arises or results from a third-party claim brought against a SVEN Indemnified Party to the extent based on a breach of the representations and warranties with respect to the business, operations or assets of ILLU. All claims of SVEN pursuant to this Section 8.2 shall be brought by the SVEN Controlling Stockholders on behalf of SVEN and those Persons who were stockholders of SVEN Company immediately prior to the Closing Date.  In no event shall any such indemnification payments exceed $100,000 in the aggregate from ILLU.   No claim for indemnification may be brought under this Section 8.2(a) unless all claims for indemnification, in the aggregate, total more than $10,000.

B.                   Indemnification in favor of ILLU and the ILLU Shareholders. From and after the Closing Date until the expiration of the Survival Period, the SVEN Controlling Stockholders will, severally and not jointly, indemnify and hold harmless ILLU, the ILLU Shareholders, and their respective officers, directors, agents, attorneys and employees, and each person, if any, who controls or may “control” (within the meaning of the Securities Act) any of the forgoing persons or entities (hereinafter referred to individually as a “ILLU Indemnified Person”) from and against any and all losses, costs, damages, liabilities and expenses arising from claims, demands, actions, causes of action, including, without limitation, legal fees, (collectively, “Damages”) arising out of any (i) any breach of representation or warranty made by SVEN or the SVEN Controlling Stockholders in this Agreement, and in any certificate delivered by SVEN or the SVEN Controlling Stockholders pursuant to this Agreement, (ii) any breach by SVEN or the SVEN Controlling Stockholders of any covenant, obligation or other agreement made by SVEN or the SVEN Controlling Stockholders in this Agreement, and (iii) a third-party claim based on any acts or omissions by SVEN or the SVEN Controlling Stockholders. In no event shall any such indemnification payments exceed $100,000 in the aggregate from all SVEN Controlling Stockholders.  No claim for indemnification may be brought under this Section 8.2(b) unless all claims for indemnification, in the aggregate, total more than $10,000.

ARTICLE IX

MISCELLANEOUS PROVISIONS

Section 9.1  Publicity. No party shall cause the publication of any press release or other announcement with respect to this Agreement or the transactions contemplated hereby without the consent of the other parties, unless a press release or announcement is required by law. If any such announcement or other disclosure is required by law, the disclosing party agrees to give the non-disclosing parties prior notice and an opportunity to comment on the proposed disclosure.

Section 9.2  Successors and Assigns. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns; provided, however, that no party shall assign or delegate any of the obligations created under this Agreement without the prior written consent of the other parties.

Section 9.3  Fees and Expenses. Except as otherwise expressly provided in this Agreement, all legal and other fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs or expenses.

Section 9.4  Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been given or made if in writing and delivered personally or sent by registered or certified mail (postage prepaid, return receipt requested)or facsimile to the parties at the following addresses:

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If to ILLU or the ILLU Shareholders, to:

Ilustrato Pictures Limited

Suite 220 – 2 Old Brompton Road

South Kensington

London

SW7 3DQ

United Kingdom

Tel: +44 (0) 207 543 7720

Fax: +44 (0) 207 581 4445

If to SVEN or the SVEN Controlling Stockholders, to:

Superior Venture Corp

1937 E. Mineral Avenue

Centennial CO 80122

Tel: (303) 513-8202

or to such other persons or at such other addresses as shall be furnished by any party by like notice to the others, and such notice or communication shall be deemed to have been given or made as of the date so delivered or mailed. No change in any of such addresses shall be effective insofar as notices under this Section 9.4 are concerned unless such changed address is located in the United States of America and notice of such change shall have been given to such other party hereto as provided in this Section 9.4.

Section 9.5  Entire Agreement. This Agreement, together with the exhibits hereto, represents the entire agreement and understanding of the parties with reference to the transactions set forth herein and no representations or warranties have been made in connection with this Agreement other than those expressly set forth herein or in the exhibits, certificates and other documents delivered in accordance herewith. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement and all prior drafts of this Agreement, all of which are merged into this Agreement. No prior drafts of this Agreement and no words or phrases from any such prior drafts shall be admissible into evidence in any action or suit involving this Agreement.

Section 9.6  Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible so as to be valid and enforceable.

Section 9.7  Titles and Headings. The Article and Section headings contained in this Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement or of any term or provision hereof.

Section 9.8  Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement. Fax and PDF copies shall be considered originals for all purposes.

Section 9.9  Convenience of Forum; Consent to Jurisdiction. The parties to this Agreement, acting for themselves and for their respective successors and assigns, without regard to domicile, citizenship or residence, hereby expressly and irrevocably elect as the sole judicial forum for the adjudication of any matters arising under or in connection with this Agreement, and consent and subject themselves to the jurisdiction of, the courts of the State of Nevada, and/or the United States District Court for Nevada, in respect of any matter arising under this Agreement. Service of process, notices and demands of such courts may be made upon any party to this Agreement by personal service at any place where it may be found or giving notice to such party as provided in Section 9.4.

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Section 9.10  Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereto, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 9.11  Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of Nevada without giving effect to the choice of law provisions thereof.

Section 9.12  Amendments and Waivers. Except as otherwise provided herein, no amendment or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties hereto. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any such prior or subsequent occurrence.

[REST OF PAGE DELIBERATELY LEFT BLANK]

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[SIGNATURE PAGE TO SHARE EXCHANGE AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ILUSTRATO PICTURES LIMITED.

/s/ Brian Hammond

Name: Brian Hammond

Title: Chief Executive Officer

 SUPERIOR VENTURE CORP.

/s/ Brian Hammond

Name: Brian Hammond

Title: Chief Executive Officer

ILLU Shareholders

/s/ Brian Hammond

Name: Brian Hammond

/s/ Harry Sutherland

Name: Harry Sutherland

Star Trend International Holdings Limited

/s/ Authorized Signatory

By: Authorized Signatory

(name)

Position: Director/President

Manantial Salino S.A

/s/ Katia Jannette Smith Chavez

By: Katia Jannette Smith Chavez

(name)

Position: Director/Secretary

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SCHEDULE I

Name	ILLU Shares Held	SVEN Shares To Be Issued
Harry Sutherland Suite 204 – 2339 Columbia Street Vancouver B.C. Canada V2Y 3Y3	1	15,000,000
Brian Hammond Suite 204 – 2339 Columbia Street Vancouver B.C. Canada V2Y 3Y3	1	15,000,000
Star Trend International Holdings Limited 13/F, Pico Tower, 66 Gloucester Road, Wanchai Hong Kong	1	15,000,000
Manantial Salino S.A. Salduba Building, 3rd Floor 53rd East Street, Ubanizacion Marbella P.O. Box 0816-02884 Panama Republic of Panama	1	15,000,000

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 EXHIBIT A

UNSECURED PROMISSORY NOTE

PRINCIPAL AMOUNT: $20,000.00

LOAN DATE: NOVEMBER 1, 2012

INTEREST RATE: 10.00% SIMPLE INTEREST

BORROWER: SUPERIOR VENTURE CORP.

LENDER: BRIAN HAMMOND

PAYMENT: ON OR BEFORE NOVEMBER 1, 2013

1. Principal Repayment. For value received, Superior Venture Corp., a Nevada corporation (the “Borrower”) hereby unconditionally promises to pay to the order of Brian Hammond (the “Lender”), the principal amount of twenty thousand dollars ($20,000), with simple interest accruing at a annual rate of 10.00% thereon. The principal amount is due and payable on or before the twelve month anniversary hereof (the “Due Date”).

2. Payment Terms. Borrower shall pay the principal and any accrued interest in full on or before Due Date.

3. Default. Borrower will be in default if any of the following occur:

(a) Borrower fails to make the Principal Repayment when due;

(b) Borrower breaks any promise Borrower has made to Lender in this Note or Borrower fails to perform promptly at the time and strictly in the manner provided in this Note;

(c) Any representation or statement made or furnished to Lender by Borrower or on Borrower's behalf in connection with this Note is false or misleading in any material respect; or,

(d) A receiver is appointed for any part of Borrower's property, Borrower makes an assignment for the benefit of creditors, or any proceeding is commenced either by Borrower or against Borrower under any Bankruptcy or insolvency laws seeking the liquidation or reorganization of Borrower and such proceeding is not dismissed within 60 days after such filing.

4. Borrower’s Right to Prepay. Borrower may pay without penalty, all or a portion of the amount owed earlier that it is due. Any prepayment shall be first applied against any accrued and unpaid interest and then to reduce the amount of principal due under this Note.

5. Waiver of Demand, Presentment, etc. The Borrower hereby expressly waives demand and presentment for payment, notice of nonpayment, protest, notice of protest, notice of dishonor, notice of acceleration or intent to accelerate, bringing of suit and diligence in taking any action to collect amounts called for hereunder and shall be directly and primarily liable for the payment of all sums owing and to be owing hereunder, regardless of and without any notice, diligence, act or omission as or with respect to the collection of any amount called for hereunder.

6. Payment. Except as otherwise provided for herein, all payments with respect to this Note shall be made in lawful currency of the United States of America by check or wire transfer of immediately available funds, at the option of the Lender, at the principal office of the Lender or such other place or places or designated accounts as may be reasonably specified by the Lender of this Note in a written notice to the Borrower at least one (1) business day prior to payment.

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7. Assignment. The rights and obligations of the Borrower and the Lender of this Note shall be binding upon, and inure to the benefit of, the permitted successors, assigns, heirs, administrators and transferees of the parties hereto.

8. Waiver and Amendment. Any provision of this Note, including, without limitation, the due date hereof, and the observance of any term hereof, may be amended, waived or modified (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Borrower and the Lender

9. Notices. Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or mailed by registered or certified mail, postage prepaid, or delivered by facsimile transmission, to the Borrower at the address or facsimile number set forth herein or to the Lender at its address or facsimile number set forth in the records of the Borrower. Any party hereto may by notice so given change its address for future notice hereunder. Notice shall conclusively be deemed to have been given when personally delivered or when deposited in the mail in the manner set forth above and shall be deemed to have been received when delivered or, if notice is given by facsimile transmission, when delivered with confirmation of receipt.

10. Severability. If one or more provisions of this Note are held to be unenforceable under applicable law, such provisions shall be excluded from this Note, and the balance of this Note shall be interpreted as if such provisions were so excluded and shall be enforceable in accordance with its terms.

11. Headings. Section headings in this Note are for convenience only, and shall not be used in the construction of this Note.

IN WITNESS WHEREOF, the Borrower has caused this Note to be issued as of the date first above written.

SUPERIOR VENTURE CORP.

By: /s/ Brian Hammond

Name: Brian Hammond

Title: CEO & President

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